Exhibit 99.1

News Release

General Inquiries: (877) 847-0008
www.sanchezpp.com

Investor Contact:	Charles C. Ward
(877) 847-0009

Sanchez Production Partners: Conversion from Limited

Liability Company to Limited Partnership Complete

HOUSTON—(BUSINESS WIRE)—March 6, 2015—Pursuant to the Plan of Conversion filed with the Securities and Exchange Commission (SEC), and upon obtaining approval from all classes of unitholders taken at a special meeting of unitholders held on March 6, 2015, Sanchez Production Partners (NYSE MKT: SPP) earlier today completed a statutory conversion from a limited liability company to a limited partnership named “Sanchez Production Partners LP.” In conjunction with the conversion, the following changes became effective immediately after market hours on Friday, March 6, 2015:

	Previously	Currently

Name:	Sanchez Production Partners LLC	Sanchez Production Partners LP

Website:	www.sanchezpp.com	www.sanchezpp.com

Ticker:	NYSE MKT: SPP	NYSE MKT: SPP

CUSIP:	79971A 106	79971C 102

ISIN:	US79971A1060	US79971C1027

“Today’s conversion, which had the overwhelming support of our unitholders, caps a process we undertook last summer to further integrate our operations with Sanchez Oil & Gas Corporation (“SOG”), a committed sponsor with a robust operational platform and extensive business development capability,” said Stephen R. Brunner, President and Chief Executive Officer of Sanchez Production Partners. “With the conversion now complete, we believe we’re better positioned to leverage SOG’s operational platform and service relationships to achieve production growth and efficiencies that benefit our unitholders.”

Sanchez Production Partners LP will trade under the ticker symbol “SPP” effective at the open of trading on the NYSE MKT on Monday, March 9, 2015.

About the Company

Sanchez Production Partners LP (NYSE MKT: SPP) is a publicly-traded limited partnership focused on the acquisition, development and production of oil and natural gas properties and other integrated assets. The partnership’s proved reserves are currently located in the Cherokee Basin in Oklahoma and Kansas, the Woodford Shale in the Arkoma Basin in Oklahoma, the Central Kansas Uplift in Kansas, and along the Gulf Coast in Texas and Louisiana. For more information, please visit the partnership’s website (www.sanchezpp.com).

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by the management of our general partner. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.